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                                                                Exhibit 10.11
PERSONAL & CONFIDENTIAL

March 25, 1998


Mr. Steve Goldman
6900 East Berneil Drive
Paradise Valley, AZ 85253

Dear Steve:

We are very pleased to extend this offer of Executive Vice President, Acquisitions and Development for Starwood Hotels & Resorts ("Starwood"). The following will outline the specifics of your offer of employment:

POSITION:

You shall be the Executive Vice President of Acquisitions and Development with primary responsibility for worldwide acquisitions, development, and franchising of all Starwood hotels and shall perform such duties and services as may be assigned to you. You shall devote your full time and attention to the affairs of the Company and to your duties as Executive Vice President of Acquisitions and Development.

BASE SALARY:

Your initial base salary, expressed in semi-monthly terms, will be $13,541.67 (on an annualized basis equivalent to $325,000.00), annualized from date of acceptance and will be subject to the appropriate withholdings for FICA, state and federal taxes, and Medicare.

BONUS:

You will be eligible to receive a performance bonus based upon achieving specified performance criteria which will be established and approved. The maximum bonus will be defined in accordance with the Company's new plan which will be recommended and must be approved by the Board of Directors.
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Mr. Steve Goldman
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RETENTION BONUS:

In lieu of the base salary payment for change of control, you will be paid a retention bonus equal to one year's base salary, at your current base salary level, conditioned upon your staying with the Company at least one year after the ITT closing. If you voluntarily leave the employ of the Company within that one year period, you would be obliged to repay the Company the retention bonus and the tax payment on the restricted stock.

OPTIONS:

The Company will recommend to the Options Committee a grant of options for Paired Shares for you in accordance with the Long Term Incentive Plan (the "LTIP"), which would be exercisable at the then fair market value of the Paired Shares in accordance with the LTIP, and would vest over the normal three year period following the grant.

TAXES ON RESTRICTED STOCK:

You received a restricted stock Award under the Company's 1995 LTIP in August of 1996. The Company will pay you an amount to cover taxes on the Paired Shares included in that Award. The amount of the payment would be 40% of the market value of Paired Shares at the time of vesting (but not in excess of $53 per Paired Share) multiplied by the number of Paired Shares then vesting. The amount of this payment will be $795,000.00. If you voluntarily leave the employ of the Company within that one year period, you would be obligated to repay the Company the tax payment on the restricted stock.

RELOCATION EXPENSES:

To help cover the cost of living differential between Phoenix and Fairfield/Westchester Counties, the Company will pay the reasonable, out-of-pocket costs of relocating your household furnishings and your family and acquiring a new home; all relocation expenses will be grossed up. Other relocation costs to be covered as necessary include third party purchase of your Phoenix home to facilitate an expedient relocation, and mortgage duplication expenses for a period not to exceed six months. Upon your move to the Fairfield/Westchester County area, the Company will make a second mortgage home loan available to you in the amount of $400,000 which would be due in five years or upon termination of employment for any reason. The loan would be non-interest bearing and will be secured by a second mortgage on your home in Fairfield/Westchester County.

TERMINATION/SEVERANCE:

The Company reserves the right to terminate your employment with or without cause at any time. In the event of an involuntary termination without cause, the reduction of your role or responsibilities, a change in control of the Company, or in the event of any breach by the Company of your employment agreement entitling you to terminate same (after expiration of applicable notice and cure periods for the benefit of the Company), you shall receive, as your sole right, exclusive remedy and liquidated damages, a one time termination payment equal to twelve (12) months base salary. In addition, the vesting of your options shall be accelerated at the date of such termination. The Company will also continue to provide medical benefits coverage during the 12 month period subsequent to the termination of your employment.

No severance shall be due in the event that you are terminated for gross misconduct or in the event that you leave the full-time employ of the Company voluntarily.
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Mr. Steve Goldman
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In the event of any employment-related disputes with respect to your employment by the Company, you and the Company agree that the same shall be resolved through binding arbitration in the jurisdiction of the Company's headquarters and in accordance with the rules and procedures from time to time of the American Arbitration Association.

NON-SOLICITATION/CONFIDENTIALITY:

All benefits provided hereunder shall be contingent on your compliance with the non-solicitation/confidentiality covenants which will be set forth in a separate agreement.

This letter represents the entirety of our agreement with respect to your employment and any prior discussions or negotiations are hereby merged herein. If this offer is acceptable to you, please sign this letter in the space provided below and send it to my attention.

Very truly yours,

STARWOOD HOTELS & RESORTS

/s/ Barry S. Sternlicht
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Barry S. Sternlicht





ACCEPTED AND AGREED TO:


/s/ Steve R. Goldman
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Steve Goldman

cc:      Personnel File